EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Teleflex Incorporated, which appears in Teleflex Incorporated’s Annual Report on Form 10-K for the year ended December 26, 2004. We also consent to the incorporation by reference of our report dated March 7, 2005 relating to the consolidated financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Philadelphia, Pennsylvania
July 27, 2005